UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934


WESCO AIRCRAFT HOLDINGS, INC.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)


950814103
(CUSIP Number)


DECEMBER 31, 2014
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[x]?Rule 13d-1(b)
[  ]?Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).



13G
CUSIP No. 950814103

1.  Names of Reporting Person:   Makaira Partners LLC

2.  Check the Appropriate Box if a Member of a Group
(a) [ ]
(b) [X]
3.  SEC Use Only
4.  Citizenship or Place of Organization:   Delaware

   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power:  7,306,512


6.  Shared Voting Power: None


7.  Sole Dispositive Power:  7,306,512


8.  Shared Dispositive Power:  None

9.  Aggregate Amount Beneficially Owned by Each Reporting Person:   7,306,512

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
       Not Applicable
11.  Percent of Class Represented by Amount in Row (9):  7.5%

12.  Type of Reporting Person:   IA






















13G
CUSIP No. 950814103

1.  Names of Reporting Person:   Thomas M. Bancroft III
2.  Check the Appropriate Box if a Member of a Group
(a) [ ]
(b) [X]
3.  SEC Use Only
4.  Citizenship or Place of Organization:   United States

   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power:  7,371,145  [1]


6.  Shared Voting Power: None


7.  Sole Dispositive Power:  7,371,145


8.  Shared Dispositive Power:  None

9.  Aggregate Amount Beneficially Owned by Each Reporting Person:   7,371,145

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
       Not Applicable
11.  Percent of Class Represented by Amount in Row (9):  7.6%

12.  Type of Reporting Person:   IN


[1] Shares reported as being beneficially owned by Mr. Bancroft includes the shares reported as beneficially owned by Makaira Partners LLC shares. Mr. Bancroft is the Managing Member of Makaira Partners LLC and thus may be deemed to beneficially own shares beneficially owned by Makaira Partners LLC.


ITEM 1.

(a) Name of Issuer:
WESCO AIRCRAFT HOLDINGS, INC.

       (b)  Address of Issuer's Principal Executive Offices:
              24911 Avenue Stanford, Valencia, CA  91355

ITEM 2.

(a) Name of Persons Filing:
Makaira Partners LLC and Thomas M. Bancroft III

(b) Address of Principal Business Office, or if None, Residence:
7776 Ivanhoe Avenue, #250, La Jolla, CA  92037

(c) Citizenships:
Makaira Partners LLC is a Delaware limited liability company.
                   Mr. Bancroft is a citizen of the United States.

(d) Title of Class of Securities:
Common Stock

(e) CUSIP Number:
950814013

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER
THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act  (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[_]
Investment company registered under Section 8 of the Investment
Company Act of 1940 (15 U.S.C. 80a-8).

(e)
[X]
An investment adviser in accordance with  ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[X]
A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined in Section 3(b) of the Federal
 Deposit Insurance Act (12 U.S.C. 1813);

(i)
[_]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[_]
Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned by Makaira Partners LLC:  7,306,512

       (b) Percent of class:   7.5%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote:   7,306,512

       	(ii) Shared power to vote or to direct the vote:  None

       	(iii) Sole power to dispose or to direct the disposition of:   7,306,512

       	(iv) Shared power to dispose or to direct the disposition of:   None


       (a) Amount beneficially owned by Thomas M. Bancroft III:  7,371,145

       (b) Percent of class:   7.6%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote:   7,371,145

       	(ii) Shared power to vote or to direct the vote:  None

       	(iii) Sole power to dispose or to direct the disposition of:   7,371,145

       	(iv) Shared power to dispose or to direct the disposition of:   None

Shares reported as being beneficially owned by Mr. Bancroft includes the shares reported as beneficially owned by Makaira Partners LLC shares. Mr. Bancroft is the Managing Member of Makaira Partners LLC and thus may be deemed to beneficially own shares beneficially owned by Makaira Partners LLC.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.

None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
PARENT HOLDING COMPANY.

See Exhibit A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS
OF THE GROUP.

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


					MAKAIRA PARTNERS LLC

					February 9, 2015
________________________________
(Date)

					/s/ Sean Hidey
________________________________
(Signature)

					Sean Hidey, COO and CCO
					Makaira Partners LLC
________________________________
(Name/Title)





					THOMAS M. BANCROFT III


					February 9, 2015
________________________________
(Date)

					/s/ Thomas M. Bancroft III
________________________________
(Signature)

					Thomas M. Bancroft III, Managing Member
					Makaira Partners LLC
________________________________
(Name/Title)

EXHIBIT A

IDENTIFICATION AND CLASSIFICATION OF
THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
BEING REPORTED ON BY THE PARENT HOLDING COMPANY
OR CONTROL PERSON


Thomas M. Bancroft III is a control person in accordance with Rule 13d-1(b)(1)(ii)(G) promulgated under the Securities Exchange
Act of 1934, as amended.

Mr. Bancroft is the Managing Member of Makaira Partners LLC.
Accordingly, Makaira Partners LLC may be deemed to be a subsidiary of Mr. Bancroft for purposes of this Schedule 13G.

Makaira Partners LLC is investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act.


EXHIBIT B

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)(1)


The undersigned persons hereby agree that reports on Schedule 13G and amendments thereto with respect to the common stock of Wesco Aircraft Holdings, Inc. may be filed in a single statement on behalf of each such person. Each such person designates Makaira Partners LLC as its or his agent and attorney-in-fact for the purpose of executing any and all
Schedule 13G filings required to be made by it with the Securities and Exchange Commission.




					MAKAIRA PARTNERS LLC

					February 9, 2015
________________________________
(Date)

					/s/ Sean Hidey
________________________________
(Signature)

					Sean Hidey, COO and CCO
					Makaira Partners LLC
________________________________
(Name/Title)





					THOMAS M. BANCROFT III


					February 9, 2015
________________________________
(Date)

					/s/ Thomas M. Bancroft III
________________________________
(Signature)

					Thomas M. Bancroft III, Managing Member
					Makaira Partners LLC
________________________________
(Name/Title)